Zero Gravity Solutions, Inc.’s Wholly-Owned Subsidiary, BAM Agricultural Solutions, Inc., Signs an Exclusive Distribution Agreement for the Republic of South Africa

Commitment to Purchase Minimum of 20,000 gallons of BAM-FX® in Year One, Commencing One Month after Approval for Commercial Sale

BOCA RATON, Fla.— (February 2, 2017),– Zero Gravity Solutions, Inc. (“ZGSI” or the “Company”) (Pink Sheets: ZGSI), an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications for agriculture on Earth, announced that its wholly-owned subsidiary, BAM Agricultural Solutions, has signed an exclusive distribution agreement (the “Agreement”) with Bison Africa Capital (Pty) Ltd. (“Bison”) and its Executive Director, Mohale S. Masithela.

Under the terms of the Agreement, Bison will be responsible for importing BAM Agricultural Solutions’ product, BAM-FX, and will supervise the sales, marketing, legal and administrative tasks necessary to introduce and sell BAM-FX in South Africa. The Agreement will be effective one month after BAM-FX is approved for commercial sale by the South African Department of Agriculture, which is estimated to take approximately three months.

“We believe that the establishment of a robust distribution system directed by successful and well-known business leaders in South Africa represents an opportunity to develop a considerable revenue stream and also provides significant support to small, local farmers and larger growers”, stated Glenn Stinebaugh, ZGSI’s President and Chief Executive Officer and President and Chief Executive Officer of BAM Agricultural Solutions.

“We are eager to introduce BAM-FX to further develop South Africa’s agricultural industry through the adoption of the latest agricultural technology and products. We believe that BAM-FX can potentially increase yields and the nutritive value of crops in Africa”, stated Mohale Masithela, of Bison Africa Capital (Pty) Ltd.

About Zero Gravity Solutions, Inc.

Zero Gravity Solutions, Inc. (www.zerogsi.com) is an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications on Earth. These technologies are focused on providing valuable solutions to challenges facing world agriculture. ZGSI’s two primary categories of technologies aimed at sustainable agriculture are: 1) BAM-FX, a cost effective, ionic micronutrient delivery system for plants currently being introduced commercially into world agriculture by Zero Gravity’s wholly owned subsidiary BAM Agricultural Solutions 2) Directed Selection™, utilized in the development and production, in the prolonged zero/micro gravity environment of the International Space Station, of large volumes of non-GMO, novel, patentable stem cells with unique and beneficial characteristics.

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About Bison South Africa Capital (Pty) Ltd.

Founded in 2008, Bison Africa Capital (“Bison”) is an emerging investment holding company based in South Africa and a leader in building competitive and representative South Africa companies. South Africa and most of Sub-Saharan Africa offers growth opportunities of a developing economy with legal frame work, fiscal policies and regulatory and local infrastructure of a developed market. The company is currently rated as a Level 1 Black Economic Empowerment (“BEE”) contributor.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law or regulation, Zero Gravity Solutions undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Zero Gravity Solutions, Inc.

Harvey Kaye, Chairman

+1 561.416.0400

info@zerogsi.com